UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 6, 2017

Milost Acquisition Corp.
(Exact name of Registrant as specified in Its Charter)

Florida

(State or Other Jurisdiction of Incorporation)

000-55518

(Commission File Number)

47-4904695

(IRS Employer Identification No.)

48 Wall Street

The Bank Of New York Building

New York City, NY 10005

(Address of Principal Executive Offices and Zip Code)

212-918-4792

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement to medications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD LOOKING STATEMENTS

This Form 8-K and other reports filed by Registrant from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain or may contain forward looking statements and information that are based upon beliefs of, and information currently available to, Registrant’s management as well as estimates and assumptions made by Registrant’s management. When used in the filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to Registrant or Registrant’s management identify forward looking statements. Such statements reflect the current view of Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to Registrant’s industry, Registrant’s operations and results of operations and any businesses that may be acquired by Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although Registrant believes that the expectations reflected in the forward-looking statements are reasonable, Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results.

Section 5 – Corporate Governance and Management

Item 5.01 Changes in Control of Registrant.

On May 8, 2017 Alexander MacGregor acquired from Company shareholders Milost Global, Inc. a control block of stock in the Company consisting of three million (3,000,000) shares of restricted common stock of the Company for $350,000 USD and the verbal agreement between the parties to continue development of the company to obtain a public company status. Simultaneously Milost Global voluntarily surrendered the Series Preferred A shares back to the Company and it was returned to Treasury as authorized but not issued. Because of this acquisition, MacGregor owns 100% of the issued and outstanding shares of common stock of the Company. There are arrangements or understandings with the former and new control groups regarding the election of directors in that Milost will be recommending a change of directors at a time soon still to be determined.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Milost Acquisition Corp.

Dated: September 6, 2017	By:	/s/ Mandla J. Gwadiso
Mandla J. Gwadiso
Chief Executive Officer

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